Exhibit 99.1

PolarityTE Announces $5.0 Million Registered Direct Offering

SALT LAKE CITY, March 16, 2022 /PRNewswire/ — PolarityTE, Inc. (Nasdaq: PTE) (“PolarityTE” or the “Company”), a biotechnology company developing regenerative tissue products and biomaterials, today announced that it has entered into a securities purchase agreement with a single healthcare-focused institutional investor to sell 3,000.000435 shares of Series A convertible preferred stock and 2,000.00029 shares of Series B convertible preferred stock and warrants to purchase up to an aggregate of 16,393,445 shares of common stock. Each share of Series A and Series B preferred stock has a stated value of $1,000 per share and a conversion price of $0.305 per share. The shares of preferred stock issued in the offering are convertible into an aggregate of 16,393,445 shares of common stock. The warrants have an exercise price of $0.35 per share, will become exercisable six months following the date of issuance, and will expire two years following the original issuance date. Total gross proceeds from the offering, before deducting the placement agent’s fees and other estimated offering expenses, is approximately $5.0 million.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company expects to call a special meeting of stockholders for the approval of a proposal to effectuate a reverse split of the common stock (the “Proposal”). The Series A Preferred has voting rights on the Proposal equal to the number of shares of common stock into which the Series A Preferred is convertible based on the minimum price under Nasdaq rules on the issuance date. The Series B Preferred has voting rights on the Proposal equal to 3,000,000 votes per share of Series B Preferred, provided that, in accordance with Nasdaq listing rules, any votes cast by the Series B Preferred with respect to the Proposal must be counted by the Company in the same proportion as the shares of common stock and Series A Preferred Stock voted on the Proposal. The shares of the Series A and Series B preferred stock are convertible at the option of the holder at any time following the date of issuance.

The Company also has agreed that certain warrants to purchase an aggregate of 9,090,910 shares of common stock of the Company that were issued to such investor on January 14, 2021 and 8,016,033 shares of common stock of the Company that were issued to such investor on January 25, 2021, will be amended to have a reduced exercise price of $0.35 per share, and will be non-exercisable for six months following the date on which the offering is consummated.

The closing of the offering is expected to occur on or about March 16, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-3 (333-229584), which was declared effective by the Securities and Exchange Commission on February 22, 2019. The offerings will be made only by means of a prospectus supplement and a prospectus that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About PolarityTE

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to market and other conditions, the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, and WHERE SELF REGENERATES SELF are registered trademarks of PolarityTE, Inc.

Contact:

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com
(385) 831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com